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                                                                    EXHIBIT 10.5



                     WEIFANG FUHUA AMUSEMENT PARK CO., LTD.
                             JOINT VENTURE AGREEMENT

                         CHAPTER 1 -- GENERAL PRINCIPLES

        Pursuant to the principles of equality, mutual benefit and joint development, and through friendly negotiations, this agreement is made under the "Sino-Foreign Equity Joint Venture Law of the People's Republic of China (the "PRC")" and other applicable PRC laws and regulations ("PRC Law") by and among Weifang Neo-Luck (Group) Corporation, a corporation based in Shandong Province, PRC, and Jimswood Investment and Development Corp., a corporation based in the United States, and Weicheng International Inc., a corporation based in the United States, for the purpose of establishing a joint venture in the City of Weifang, Shandong Province, PRC.

                    CHAPTER 2 -- PARTIES TO THE JOINT VENTURE

Article 1.     The Parties to this Agreement are as follows:
               Party A:              Weifang Neo-Luck (Group) Corporation,
                                     based in the PRC
               Legal address:        189 Dong Feng East Street, Weifang City,
                                     Shandong Province, PRC

               Legal representative: Jun Yin
               Title:                General Manager
               Citizenship:          PRC

               Party B:              Jimswood Investment and Development Corp.,
                                     incorporated in California, USA
               Legal address:        Los Angeles, California.
               Legal representative: Stanley Wu
               Title:                Chairman
               Citizenship:          United States

                                     Party C: Weicheng International Inc.,
                                     incorporated in California, USA
               Legal address:        3079 Shabo Boulevard, Santa Ana,
                                     California, USA.
               Legal representative: Aiping Wang
               Title:                General Manager
               Citizenship:          United States

               CHAPTER 3 -- ESTABLISHMENT OF JOINT VENTURE COMPANY

Article 2.     Parties A, B and C, in accordance with the
               "Sino-Foreign Equity Joint Venture Law of the People's Republic of China" and other applicable PRC statutes,

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               hereby agree to establish Weifang Fuhua Amusement Park Co., Ltd., a joint venture company (the "Joint Venture Company") in the PRC.

Article 3. The Joint Venture Company is to be called "Weifang Fuhua Amusement Park Co., Ltd." in Chinese and "Weifang Fuhua Entertainment Garden Co., Ltd." in English. The legal address of the Joint Venture Company is: East End of Dong Feng Street, Weifang City, PRC.

Article 4. All activities of the joint venture company must comply with the laws, decrees, and applicable regulations of the PRC.

Article 5. The Joint Venture Company shall be a limited liability company. Parties A, B and C shall be liable for the debts and obligations of the Joint Venture Company through their respective equity investment and shall share the profits and risks and losses in proportion to their equity investment in the registered capital of the Joint Venture Company.

                   CHAPTER 4 -- OBJECTIVES, SCOPE AND SCALE OF
                     OPERATIONS OF THE JOINT VENTURE COMPANY

Article 6. The objectives of the three-party Joint Venture Company are the improvement of the tourism capabilities in Weifang City and the achievement of economic benefit satisfactory to the Parties by pursuing the principles of enhanced economic cooperation and mutual benefit, by adopting modern management practices, and by jointly developing and utilizing abundant and various cultural and entertainment resources among the people.

Article 7. The scope of operations of the Joint Venture Company: Golf courses, tennis courts, swimming pools, recreation rooms, gymnasiums, guest rooms, sauna rooms, disco halls, bowling alleys, tourist merchandise stores, dining halls, and beverage shops.

Article 8. The scale of operations of the Joint Venture Company shall be as follows:

               1. Construction of the Joint Venture Company's facilities shall be over a one-year period. Upon completion of construction of the facilities and the test period for such facilities, a normal annual operating revenue of RMB 57,900,000 and a profit of RMB 14,160,000 are to be realized.

               2. With growth of the operations, a gradual expansion over a period of years is to be achieved, at an annual growth rate of 8%. A profit of RMB 163,214,700 over a period of fifteen years is expected to be realized (including the construction period and the period of actual operation).

              CHAPTER 5 -- TOTAL INVESTMENT AND REGISTERED CAPITAL


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Article 9.     Total investment in the Joint Venture Company is USD $29,500,000.
               The registered capital of the Joint Venture Company shall be USD $20,700,000 (exchange rate shall be calculated according to the exchange rate quoted by the Administration of Foreign Exchange of China on the date of the actual capital contribution), of which Party A shall contribute USD $9,315,000, comprising 45% of the Joint Venture Company's registered capital, Party B shall contribute USD $5,175,000, comprising 25% of the Joint Venture Company's registered capital, and Party C shall contribute USD $6,210,000, comprising 30% of the Joint Venture Company's registered capital.

Article 10. Method of capital contribution: The capital contribution of Party A shall be in RMB, which will be used mainly for acquisitions of land, construction of support facilities and the purchase of materials from within the PRC. Party B and Party C shall contribute capital in the form of United States currency and of some equipment, which will be mainly for technically advanced equipment, some materials used for building decoration, some office supplies, etc.

Article 11. The three Parties shall make their respective capital contributions in full within four (4) months after obtaining the business license and their funds shall be deposited in a bank where the Joint Venture Company shall have opened accounts.

Article 12. To transfer its capital investment, in whole or in part, in the Joint Venture Company to a third party, a Party must obtain the written consent of the other two parties and the approval of the original examination and approval authorities.

Article 13. When any one of Parties proposes transfer of its full or partial interest in the Joint Venture Company, the other two Parties shall have right of first refusal with respect to such interest within six (6) months of such proposal; after the six (6) months, such interest may be transferred to another party.

        CHAPTER 6 -- RESPONSIBILITIES OF THE PARTIES TO THE JOINT VENTURE


Article 14. Parties A, B and C shall be responsible for accomplishing the following:

               Responsibilities of Party A:

               Transacting matters necessary for the establishment of the Joint Venture Company, such as applying to the relevant competent authorities of PRC for approval, registration, and the issuance of a business license;


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               Assisting Party B and Party C in handling import customs
               declarations and domestic transportation of the equipment and materials which are Party B's and Party C's capital contribution to the Joint Venture Company;

               Assisting the Joint Venture Company in making purchases within the PRC of some auxiliary equipment and materials, office supplies, means of transportation, telecommunication facilities, etc.;

               Assisting the Joint Venture Company in making contacts in order to put into effect the basic infrastructure, such as water, electricity and transportation;

               Assisting the Joint Venture Company in recruiting local PRC personnel, such as managerial and technical staff, as well as workers and other necessary personnel;

               Assisting in arranging for work permits and travel formalities needed by foreign personnel; and

               Arranging other matters as entrusted by the Joint Venture
               Company.

               Responsibilities of Party B and Party C:

               Pursuant to Articles 10 and 11 herein, making capital contributions and transporting the equipment, office articles and other articles that serve as contributions to a port of the PRC in a timely manner;

               Purchasing equipment and materials and arranging other matters outside the PRC as entrusted by the Joint Venture Company;

               Assisting in making arrangements for the relevant personnel of the Joint Venture Company to go abroad in order to carry out technical fact-gathering visits and business training and other matters;

               Being responsible for providing reliable and accurate market and business information to the Joint Venture Company; and

               Arranging other matters as entrusted by the Joint Venture
               Company.

                         CHAPTER 7 -- BOARD OF DIRECTORS

Article 15. The Board of Directors shall be formed as of the effective date of the registration of the Joint Venture Company.

Article 16. The Board of Directors shall be composed of six (6) directors, of whom three (3) directors shall be appointed by Party A, two (2) directors shall be appointed by Party B and one (1) director shall be appointed by Party C. The Chairman of the Board shall be appointed by Party A and the Vice Chairman of the Board shall be appointed by Party B. The terms of the Chairman of the Board, the Vice


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               Chairman of the Board and the Directors shall be four (4) years, renewable upon reappointment by their respective appointing Parties.

                 CHAPTER 8 -- OPERATIONS AND MANAGEMENT OFFICE

Article 17. The Joint Venture Company shall establish an Operations and Management Office to be responsible for the Joint Venture Company's daily operation and management. The Operations and Management Office shall have one General Manager and two Assistant General Managers nominated by Party A. The General Manager and the Assistant General Managers shall be appointed by the Board.

Article 18. The duties of the General Manager shall be to implement the various resolutions of the Board of Directors and to organize and to lead the day-to-day operations and management of the Joint Venture Company. The Assistant General Managers shall assist the General Manager in his work.

Article 19. Several departments may be established under the Operations and Management Office. Departmental managers shall be appointed directly by the General Manager and shall be responsible for the work of their respective departments. The departmental managers handle matters delegated to them by the General Manager and are accountable to the General Manager.

Article 20. In the event of graft or serious dereliction of duty by the General Manager or the Assistant General Managers, such persons may be removed and replaced at any time upon resolution of the Board of Directors.

                      CHAPTER 9 -- PURCHASES OF EQUIPMENT

Article 21. The equipment, materials, means of transportation and office supplies needed by the Joint Venture Company shall be purchased, other conditions being equal, as much as possible within the PRC.

Article 22. When Party B and Party C are entrusted by the Joint Venture Company to select and purchase equipment outside the PRC, they shall invite Party A to send someone to participate in such purchases (see details in the import equipment table (1), (2)).

                   CHAPTER 10 -- PREPARATION AND CONSTRUCTION

Article 23. During the period of preparation and construction, the Joint Venture Company shall establish a Preparation and Construction Office under the direction of the Board of Directors. The Director and the Deputy Directors of the Construction Office shall be appointed by the Board of Directors.


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Article 24.    The Preparation and Construction Office shall be specifically responsible for examining the project design, entering agreements to subcontract the construction project, organizing the purchase, inspection and acceptance of the relevant equipment and materials, setting the general schedule of the construction project, preparing budgets for the use of funds, controlling financial disbursements and final accounts of the project, establishing relevant management procedures, and ensuring the safekeeping and proper organization of documents, drawings, files and information in the course of the project's construction.

Article 25. Parties A, B and C shall designate technical personnel to form a technical team to be responsible, under the leadership of the Preparation and Construction Office, for such work as examination, supervision, inspection, and performance checks of design, project quality, equipment, and materials.

Article 26. Upon agreement by Parties A, B and C, the staffing, remuneration and expenses of the Preparation and Construction Office shall be included in the project budget.

Article 27. After completion of construction and handing-over procedures, and after approval by the Board of Directors, the Preparation and Construction Office shall be dissolved.

                         CHAPTER 11 -- LABOR MANAGEMENT

Article 28. A labor contract covering the recruitment, employment, dismissal and resignation, wages, labor insurance, benefits, bonuses and other matters concerning the staff and workers of the Joint Venture Company shall be made, after the Board of Directors has researched and drawn up a plan, between the Joint Venture Company and the Trade Union of the Joint Venture Company, either collectively or individually, in accordance with the "Regulations of the People's Republic of China on Labor Management in Sino-Foreign Equity Joint Ventures" and its implementation procedures. The labor contract shall, after being concluded, be filed with the Weifang City Labor Administration. Wages, social insurance, benefits, and business travel expense standards shall be discussed and determined by a meeting of the Board of Directors.

                  CHAPTER 12 -- TAXATION, FINANCE AND AUDITING

Article 29. The Joint Venture Company shall pay various taxes in accordance with the relevant PRC laws and regulations.

Article 30. The employees of the Joint Venture Company shall pay their respective personal income tax in accordance with the "Personal Income Tax Law of the People's Republic of China".


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Article 31.    The Joint Venture Company shall, pursuant to the provisions of the "Sino-Foreign Equity Joint Venture Law of the People's Republic of China", allocate certain amounts to a reserve fund, enterprise development fund, and staff and workers' welfare fund and bonus fund, the annual allocation rates of which shall be determined by the Board of Directors based on the Joint Venture Company's operating results.

Article 32. The fiscal year of the Joint Venture Company shall begin on January 1 and end on December 31 of each year. All the accounting records, documents, books and statements shall be written in Chinese.

Article 33. The Joint Venture Company shall retain an accounting firm registered in the PRC for the inspection and audit of the Joint Venture Company's year-end financial accounts, and the results thereof shall be reported to the Board of Directors and General Manager.

Article 34. Within the first quarter of every operational year, the General Manager shall compile the last year's balance sheet, income statement and a profit distribution plan, which shall be submitted to the Board of Directors for examination.

                    CHAPTER 13 -- TERM OF THE JOINT VENTURE

Article 35. The term of existence of the Joint Venture Company shall be fifteen (15) years. The date of the Joint Venture Company's establishment shall be the date of the issuance of its business license.

Article 36. Upon any Party's motion and the unanimous resolution of the Board of Directors, the Joint Venture Company may apply for extending the term of the Joint Venture Company by application to the original examination and approval authorities within six (6) months prior to the expiration of the term of the Joint Venture Company.

       CHAPTER 14 -- DISPOSITION OF PROPERTY AFTER EXPIRATION OF THE TERM
                              OF THE JOINT VENTURE

Article 37. The Joint Venture Company shall be liquidated according to law upon the expiration of its original term or upon earlier termination of the Joint Venture Company for other reasons. The net assets or liabilities resulting from the liquidation shall be allocated to Parties A, B and C in proportion to their respective investments.

                             CHAPTER 15 -- INSURANCE


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Article 38.    All insurance for the Joint Venture Company shall be purchased from the Chinese People's Insurance Company; the types of insurance and the values and terms thereof shall be discussed and determined at a meeting of the Board of Directors in accordance with the regulations of the Chinese People's Insurance Company.

     CHAPTER 16 -- AMENDMENT, MODIFICATION AND TERMINATION OF THE AGREEMENT

Article 39. Amendments to this Agreement shall be effective only upon written agreement by Parties A, B and C and approval from the original examination and approval authorities.

Article 40. If this Agreement can not be performed as a result of force majeure, or the Joint Venture Company is not able to continue to operate because of continuing losses, then the term of the Joint Venture Company may, following the unanimous approval of the Board of Directors, be ended and this Agreement terminated prior to expiration.

Article 41. If one Party fails to perform its obligations provided by this Agreement and the Articles of Association, or materially breaches the provisions of this Agreement or of the Articles of Association with the result that the Joint Venture Company is incapable of operating or of achieving the Joint Venture Company's operation goals, such Party shall be deemed as unilaterally terminating this Agreement. The other Parties have the right to claim damages against the breaching party and have the right to apply to the original examination and approval authorities for approval of termination of this Agreement. However, if Parties A, B and C wish to continue the operation of the Joint Venture Company, the breaching party shall indemnify the loss suffered by the Joint Venture Company.

                  CHAPTER 17 -- BREACH OF CONTRACT LIABILITIES

Article 42. If any of the three Parties violates any provision of this Agreement or attachment hereto with the result that this Agreement or any attachment hereto cannot be performed, the breaching Party shall assume all the liabilities of breach of contract in accordance with the law.

                          CHAPTER 18 -- FORCE MAJEURE

Article 43. When a Party cannot fully perform this Agreement as a result of force majeure, such as natural disaster, war, etc., such affected Party shall immediately inform the other Parities and shall provide detailed information within five (5) days with a valid certificate issued by a local notarial office where the force majeure occurred. In accordance with the extent of the effect caused by force majeure on


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               this Agreement, Parties A, B and C shall negotiate and determine the future performance of this Agreement.

                          CHAPTER 19 -- GOVERNING LAW

Article 44. The formation, validity, interpretation, and performance of contracts and the settlement of disputes shall all be governed by PRC law.

                      CHAPTER 20 -- RESOLUTION OF DISPUTES

Article 45. Any and all disputes arising out of or relating to performance under this Agreement shall be resolved through friendly mutual consultation between Parties A, B and C. If a dispute cannot be resolved through negotiation, the dispute shall be submitted to the Foreign Economic Affairs and Arbitration Commission of the China Council for the Promotion of International Trade for arbitration, and the arbitration decision shall be final and binding on Parties A, B and C. In the course of any arbitration proceeding, this Agreement shall be performed and remain in full force and effect, except for the portion under dispute and which is in arbitration.

                             CHAPTER 21 -- LANGUAGE

Article 46. This Agreement shall be written in Chinese and each party shall retain one copy thereof.

         CHAPTER 22 -- EFFECTIVENESS OF THE AGREEMENT AND MISCELLANEOUS

Article 47. This Agreement shall be approved by the Ministry of Foreign Economics and Trade of the PRC (or other examination and approval agency authorized thereby) and shall be effective on the date of such approval.

Article 48. This Agreement is signed by the authorized representatives of Parties A, B and C on August 18, 1996 in Weifang, China.


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Party A: WEIFANG NEO-LUCK (GROUP) CORPORATION



By: ___[illegible signature]_______________, its Representative


Party B: JIMSWOOD INTERNATIONAL INC.



By: ___[illegible signature]_______________, its Representative


Party C: WEICHENG INTERNATIONAL INC.



By:___Aiping Wang___________, its Representative

                                                           Date: August 17, 1996



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